EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement (No. 333-149290) on Form S-11 of our report dated June 30, 2008 relating to the consolidated financial statements of Cole Credit Property Trust III, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company being in the development stage) appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.
/S/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
October 8, 2008